                                                                     Exhibit 3.0


                         SERIES B CONVERTIBLE PREFERRED
                                      AND
                               SERIES C PREFERRED
                            STOCK PURCHASE AGREEMENT


                            DATED DECEMBER 17, 1997

                                  BY AND AMONG

                        ENVIRONMENTAL SAFEGUARDS, INC.,
                                 AS THE COMPANY

                                      AND

                 CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P.,
                                      AND
                          STRATEGIC ASSOCIATES, L.P.,
                                      AND
                            NEWPARK RESOURCES, INC.,
                                      AND
                                 JAMES H. STONE
                               AS THE PURCHASERS

                               TABLE OF CONTENTS



                                                                                       Page
                                                                                       ----

SECTION 1 Definitions.................................................................  2
          1.1.   Defined Terms........................................................  2
          1.2.   Other Defined Terms..................................................  5
          1.3.   Other Definitional Provisions........................................  6

SECTION 2 Authorization and Sale of Preferred Stock; Warrants and Warrant Shares......  6
          2.1.   Authorization of Preferred Stock.....................................  6
          2.2.   Sale and Purchase of Preferred Stock.................................  6
          2.3.   Use of Proceeds......................................................  7

SECTION 3 Closing Date; Delivery......................................................  7
          3.1.   Closing Date.........................................................  7
          3.2.   Delivery.............................................................  7

SECTION 4 Representations and Warranties of the Company...............................  8
          4.1.   Organization, Good Standing and Qualification........................  8
          4.2.   Capitalization.......................................................  8
          4.3.   Subsidiaries.........................................................  9
          4.4.   Partnerships, Joint Ventures.........................................  9
          4.5.   Authorization........................................................  9
          4.6.   Governmental Consents................................................ 10
          4.7.   Conformity with Law; Absence of Litigation........................... 10
          4.8.   Insurance............................................................ 10
          4.9.   Patents and Trademarks............................................... 10
          4.10.  Compliance with Other Instruments and Legal Requirements............. 11
          4.11.  Material Agreements; Action.......................................... 11
          4.12.  Brokers' Fees........................................................ 12
          4.13.  Registration Rights.................................................. 12
          4.14.  Corporate Documents.................................................. 12
          4.15.  Real Property........................................................ 12
          4.16.  Tangible Personal Property........................................... 13
          4.17.  Environmental Matters................................................ 14
          4.18.  Company SEC Reports and Financial Statements......................... 15
          4.19.  Changes.............................................................. 15
          4.20.  Employee Benefit Plans............................................... 16
          4.21.  Taxes................................................................ 19
          4.22.  Labor  and Employment Matters........................................ 20
          4.23.  No Pending Transactions.............................................. 20


          4.24.  Disclosure........................................................... 20
          4.25.  Minute Books......................................................... 21
          4.26.  Foreign Corrupt Practices............................................ 21
          4.27.  No Undisclosed Liabilities........................................... 21

SECTION 5 Representations and Warranties of the Purchasers............................ 21
          5.1.   Accredited Investor; Experience; Risk................................ 21
          5.2.   Investment........................................................... 22
          5.3.   Authorization........................................................ 22
          5.4.   Governmental Consents................................................ 22
          5.5.   Organization, Good Standing and Qualification........................ 22

SECTION 6 Conditions to Closing of Purchasers......................................... 23
          6.1.   Representations and Warranties Correct............................... 23
          6.2.   Covenants............................................................ 23
          6.3.   Opinion of Company's Counsel......................................... 23
          6.4.   No Material Adverse Change........................................... 23
          6.5.   Certificates of Designation.......................................... 23
          6.6.   State Securities Laws................................................ 23
          6.7.   Issuance of Shares................................................... 23
          6.8.   Certificates......................................................... 23
          6.9.   Registration Rights Agreement........................................ 24
          6.10.  Loan Agreement....................................................... 24
          6.11.  Conditions to Closing on Loan Agreement.............................. 24
          6.12.  Loan Warrants........................................................ 24
          6.13.  Parker Transaction................................................... 24
          6.14.  Fairness Opinion..................................................... 24
          6.15.  Co-Sell Agreement.................................................... 24

SECTION 7 Conditions to Closing of the Company........................................ 24
          7.1.   Representations...................................................... 24
          7.2.   Purchase Price....................................................... 24
          7.3.   Certificate.......................................................... 25
          7.4.   Opinion of Counsel................................................... 25
          7.5.   State Securities Laws................................................ 25
          7.6.   Registration Rights Agreement ....................................... 25
          7.7.   Loan Agreement....................................................... 25
          7.8.   Conditions to Closing on Loan Agreement.............................. 25
          7.9.   Parker Transaction................................................... 25
          7.10.  Fairness Opinion..................................................... 25
          7.11.  Co-Sell Agreement.................................................... 25
          7.12.  Newpark Letter Agreement............................................. 25

SECTION 8 Covenants of the Company.................................................... 25


          8.1.   Information.......................................................... 26
          8.2.   Regulatory Matters................................................... 27
          8.3.   Access............................................................... 27
          8.4.   Directors' and Officers' Insurance................................... 28
          8.5.   Confidentiality...................................................... 28
          8.6.   Shelf Registration................................................... 28
          8.7.   Foreign Corrupt Practices............................................ 30
          8.8.   Issuance of Additional Warrants...................................... 30

SECTION 9 Miscellaneous............................................................... 30
          9.1.   Amendment; Waiver.................................................... 30
          9.2.   Notices.............................................................. 30
          9.3.   Severability......................................................... 32
          9.4.   Successors and Assigns............................................... 32
          9.5.   Survival of Representations, Warranties and Covenants................ 32
          9.6.   Entire Agreement..................................................... 32
          9.7.   Choice of Law........................................................ 32
          9.8.   Counterparts......................................................... 32
          9.9.   Costs and Expenses................................................... 32
          9.10.  No Third-Party Beneficiaries......................................... 33
          9.11.  Indemnification...................................................... 33

                        ENVIRONMENTAL SAFEGUARDS, INC.
                        SERIES B CONVERTIBLE PREFERRED
                            AND SERIES C PREFERRED
                           STOCK PURCHASE AGREEMENT

     SERIES B CONVERTIBLE PREFERRED AND SERIES C PREFERRED STOCK PURCHASE AGREEMENT dated as of December 17, 1997 (this "Agreement"), by and among
                                               ---------
ENVIRONMENTAL SAFEGUARDS, INC., a Nevada corporation (the "Company"), CAHILL,
                                                           -------
WARNOCK STRATEGIC PARTNERS FUND, L.P., a limited partnership organized under the laws of the State of Delaware, and STRATEGIC ASSOCIATES, L.P., a limited partnership organized under the laws of the State of Delaware. NEWPARK RESOURCES INC., a Delaware corporation, and JAMES H. STONE, an individual whose address is c/o Stone Energy, 909 Poydras Street, Suite 2650, New Orleans, LA 70112 (each a "Purchaser" and collectively the "Purchasers").
 ---------                        ----------

                              W I T N E S S E T H

     WHEREAS, the Company has issued and outstanding the shares of capital stock described in Section 4.2 hereof and the Company has reserved for issuance additional shares of capital stock upon the exercise of the outstanding convertible securities, including rights, options and warrants, identified in
Section 4.2; and

     WHEREAS, the Company proposes to issue and sell, and the Purchasers desire to purchase from the Company, severally and in the amounts set forth on Exhibit
                                                                        -------
A hereto, shares of the Company's Series B Convertible Preferred Stock, par
-
value $.001 per share, and shares of the Company's Series C Preferred Stock, par value $.001 per share, on the terms and conditions set forth herein; and

     WHEREAS, the Company and the Purchasers desire to enter into a loan agreement prior to Closing (the "Loan Agreement") pursuant to which the
                                 --------------
Purchasers will loan the Company cash and the Company will pay the Purchasers interest and issue a warrant to each of the Purchasers (the "Loan Warrants");
                                                             -------------
and

     WHEREAS, the Company and the Purchasers desire to enter into a registration rights agreement of even date herewith (the "Registration Rights Agreement"),
                                             -----------------------------
attached hereto as Exhibit B, pursuant to which the Purchasers have, among other
                   ---------
rights, certain registration rights; and

     WHEREAS, concurrent with the Closing (as defined in Section 2.1), the Company shall purchase the 50% interest of Parker Drilling Company's ("Parker")
                                                                       ------
in OnSite Technology, L.L.C. ("OnSite") and repay in full the outstanding balance owed by the Company to an affiliate of Parker pursuant to a loan agreement and term note dated as of December 19, 1996 (including without limitation repurchasing warrants to purchase 300,000 shares of the Company's Common Stock issued pursuant to that loan agreement).

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:



                                   SECTION 1

                                  Definitions
                                  -----------

     1.1. Defined Terms.  The following terms are defined as follows:
          -------------

     "Affiliate" means, with respect to any Person, (i) any Person that holds
      ---------
direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person, (ii) any brother, sister, parent, child or spouse of such Person or any Person described in clause (i), and (iii) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity.

     "Benefit Arrangement" means any benefit arrangement, obligation, custom, or
      -------------------
practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discounts, any plans subject to
Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

     "Code" means the Internal Revenue Code of 1986 (or any successor thereto),
      ----
as amended from time to time.

     "Common Stock" means the Common Stock, par value $.001 per share, of the
      ------------
Company.

     "Company Benefit Arrangement" means any Benefit Arrangement sponsored or
      ---------------------------
maintained by the Company or its Subsidiaries or with respect to which the Company or a Subsidiary has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former directors, employees, or agents of the Company or the Subsidiaries.

     "Company Plan" means, as of the Closing Date, any Employee Benefit Plan for
      ------------
which the Company or any Subsidiary is the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan maintained by the Company or any Subsidiary or to which the Company or any Subsidiary is obligated to make payments, in each case with respect to any present or former employees of the Company or the Subsidiaries.

     "Effectiveness Period" means the period commencing upon the SEC declaring
      --------------------
the Initial Shelf Registration (as defined in Section 8.6) effective and ending on the date that all Registrable Securities (as hereafter defined) shall have ceased to be Registrable Securities.

     "Employee Benefit Plan" has the meaning given in Section 3(3) of ERISA.
      ---------------------

     "Environmental Law" means any applicable foreign, federal, state or local
      -----------------
statute, regulation, ordinance or rule of common law as now in effect in any way relating to the protection of human health and the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S)(S) 9601 et seq.), the Hazardous Materials
                                     -- ----
Transportation Act (49 U.S.C. App. (S)(S) 1801 et seq.), the Resource
                                               -- ----
Conservation and Recovery Act (42 U.S.C. (S)(S) 6901 et seq.), the Clean Water
                                                     -- ----
Act (33 U.S.C. (S)(S) 1251 et seq.), the Clean Air Act (42 U.S.C. (S)(S) 7401 et
                           -- ----                                            --
seq.), the Toxic Substances Control Act (15 U.S.C. (S)(S) 2601 et seq.), the
----                                                           -- ----
Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. (S)(S) 136 et
                                                                         --
seq.), and the Occupational Safety and Health Act (29 U.S.C. (S)(S) 651 et
----                                                                    --
seq.), regulations promulgated pursuant to these statutes, and common law
----
principles of tort liability.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
      -----
amended from time to time, and any regulation or rule issued thereunder.

     "ERISA Affiliate" means any Person that together with the Company, would be
      ---------------
or was at any time treated as a single employer under Section 414 of the Code or
Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.
      ------------

     "Hazardous Material" means any substance, material or waste that is
      ------------------
regulated by the United States, the foreign jurisdictions in which the Company or its Subsidiaries conducts business, or any applicable state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance that is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

     "Knowledge" or derivations thereof shall mean the knowledge of the officers
      ---------
of the Company and each Subsidiary, and, with respect to Sections 4.20 and 4.22, each person who conducts human resource and employee benefits management functions for the Company or any Subsidiary, whether or not an officer of the Company or such Subsidiary.

     "Lien" means any lien, pledge, mortgage, deed of trust, security interest,
      ----
claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

     "Loan Agreement" means the loan agreement of even date herewith by and
      --------------
among the Purchasers and the Company.

     "Loan Warrants" means the warrants of even date herewith issued by the
      -------------
Company and granted to the Purchasers pursuant to the Loan Agreement.

     "Multiemployer Plan" means any Employee Benefit Plan described in Section
      ------------------
3(37) of ERISA.

     "OnSite" means OnSite Technology, L.L.C., a limited liability company
      ------
organized under the laws of the State of Oklahoma.

     "OnSite Colombia" means OnSite Colombia, Inc., a corporation formed under
      ---------------
the laws of the Cayman Islands.

     "OnSite Venezuela" means OnSite Venezuela, Inc., a corporation formed under
      ----------------
the laws of the Cayman Islands.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity
      ----
succeeding to any or all of its functions under ERISA.

     "Permits" means any approvals, authorizations, consents, licenses, permits
      -------
or certificates.

     "Person" means an individual, partnership, limited liability company,
      ------
corporation, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Preferred Stock" means the Series B Convertible Preferred Stock, par value
      ---------------
$.001 per share, and the Series C Preferred Stock, par value $.001 per share, of the Company.

     "Qualified Plan" means any Employee Benefit Plan that meets, purports to
      --------------
meet, or is intended to meet the requirements of Section 401(a) of the Code.

     "Registrable Securities" means (i) shares of Common Stock or other
      ----------------------
securities issued or issuable upon exercise of the Preferred Stock; (ii) shares of Common Stock issued in connection with the exercise of the Loan Warrants; and (iii) any other shares of Common Stock or securities issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalization, mergers, consolidation, share exchange or similar events).

     "Registration Rights Agreement" means the registration rights agreement of
      -----------------------------
even date herewith by and between the Company and the Purchasers.

     "Release" means any release, spill, emission, leaking, pumping, injection,
      -------
deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or into or out of any property;

     "Remedial Action" means all actions to (x) clean up, remove, treat or in
      ---------------
any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

     "SEC" means the United States Securities and Exchange Commission.
      ---

     "Securities Act" means the Securities Act of 1933, as amended.
      --------------

     "Subsidiaries" means each corporation in which the Company owns or
      ------------
controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests, and includes without limitation OnSite, OnSite Colombia, and OnSite Venezuela.

     "U.S. Foreign Corrupt Practices Act" means the U.S. Foreign Corrupt
      ----------------------------------
Practices Act of 1977, Pub. L. No. 95-213, Sections 101-104, as amended, and any other U.S. law, regulation, order, decree or directive having the force of law and relating to bribes, kick-backs or similar business practices.

     "Welfare Plan" means any Employee Benefit Plan described in Section 3(1) of
      ------------
ERISA.

     1.2. Other Defined Terms.  The following terms shall have the meanings
          -------------------
assigned to them in the identified Sections of this Agreement.

     "Balance Sheet" as defined in Section 4.18.
      -------------

     "Balance Sheet Date" as defined in Section 4.18.
      ------------------

     "Certificate of Designation" as defined in Section 2.1.
      --------------------------

     "Closing" as defined in Section 2.1.
      -------

     "Closing Date" as defined in Section 2.1.
      ------------

     "Company 401(k) Plan" as defined in Section 4.20.
      -------------------

     "Company Property" as defined in Section 4.16.
      ----------------

     "Company SEC Reports" as defined in Section 4.18.
      -------------------

     "GAAP" as defined in Section 4.18.
      ----

     "Intellectual Property" as defined in Section 4.9.
      ---------------------

     "IRS" as defined in Section 4.20.
      ---

     "Leased Properties" as defined in Section 4.15.
      -----------------

     "Owned Properties" as defined in Section 4.15.
      ----------------

     "Personal Property Leases" as defined in Section 4.16.
      ------------------------

     "Preferred Stock" as defined in Section 4.2.
      ---------------

     "Real Property Leases" as defined in Section 4.15(a).
      --------------------

     "Transaction Documents" as defined in Section 4.5.
      ---------------------

     1.3. Other Definitional Provisions.  Terms defined in the singular shall
          -----------------------------
have a comparable meaning when used in the plural and vice versa.


                                   SECTION 2

     Authorization and Sale of Preferred Stock; Warrants and Warrant Shares
     ----------------------------------------------------------------------

     2.1. Authorization of Preferred Stock.  At Closing, the Company will have
          ---------------------------------
authorized the issuance and sale to the Purchasers of (i) 3,771,421 shares of Series B Convertible Preferred Stock, having the rights, preferences, privileges and restrictions set forth in the Certificate of Designation attached to this Agreement as Exhibit C hereto (the "Series B Certificate of Designation") and
             ---------              -----------------------------------
(ii) 400,000 shares of Series C Preferred Stock, having the rights, preferences, privileges and restrictions set forth in the Certificate of Designation attached to this Agreement as Exhibit C-1 hereto (the "Series C Certificate of
                     -----------              -----------------------
Designation").  In addition, the Company will have authorized the issuance of
-----------
warrants to each of the Purchasers pursuant to the Loan Agreement and shall have reserved for issuance the number of shares of Common Stock issuable, from time to time, thereunder.

     2.2. Sale and Purchase of Preferred Stock.  In reliance on the
          -------------------------------------
representations and warranties of the Company contained herein and subject to the terms and conditions hereof, at Closing, the Purchasers agree to purchase from the Company, severally and in the amounts set forth on Exhibit A hereto,
                                                            ---------
and the Company agrees to sell to the Purchasers, (i) 3,771,421 shares of Series B Convertible Preferred Stock for the aggregate purchase price of Four Million Dollars ($4,000,000) and (ii) 400,000 shares of Series C Preferred Stock for the aggregate purchase price of Four Million Dollars ($4,000,000). The aggregate number of shares of Common Stock issuable upon conversion of the Preferred Stock represents 20% of the issued and outstanding Common Stock of the Company at the date of Closing on a fully diluted basis (assuming, without limitation, the exercise of all warrants and options held by and distributed to the Company's agents and management and the Loan Warrants).

     2.3. Use of Proceeds.  The Company agrees to use the full proceeds from the
          ---------------
sale of the Preferred Stock and the loan proceeds from the Loan Agreement to (i) purchase Parker's 50% interest in OnSite, (ii) repay in full the outstanding balance owed by the Company to an affiliate of Parker pursuant to a loan agreement and term note dated as of December 19, 1996 (including without limitation repurchasing warrants to purchase 300,000 shares of the Company's Common Stock issued pursuant to that loan agreement), (iii) pay fees and expenses, and (iv) use as working capital.


                                   SECTION 3

                             Closing Date; Delivery
                             ----------------------

     3.1. Closing Date.  The closing of the purchase and sale of the Preferred
          ------------
Stock (the "Closing") shall be held at the offices of Axelrod, Smith &
            -------
Kirshbaum, 5300 Memorial Drive, Houston, Texas 77007 on December 12, 1997, or on such other date or at such other place as the Purchasers and the Company shall mutually agree (the date of the Closing being referred to herein as the "Closing
                                                                         -------
Date").
----

     3.2. Delivery.  At the Closing, the Company shall: (a) deliver to each
          --------
Purchaser a certificate or certificates evidencing the shares of Preferred Stock being purchased by it registered in such Purchaser's name against delivery to the Company of payment in an amount equal to the full purchase price of the shares of Preferred Stock being purchased by the Purchasers by certified check or wire transfer to an account designated by the Company; (b) close under the Loan Agreement and receive funds thereunder; (c) issue the Loan Warrants; and
(d) purchase Parker's 50% interest in OnSite and repay in full the outstanding balance owed by the Company to an affiliate of Parker pursuant to a loan agreement and term note dated as of December 19, 1996 (including without limitation repurchasing warrants to purchase 300,000 shares of the Company's Common Stock issued pursuant to that loan agreement).

                                   SECTION 4

                 Representations and Warranties of the Company
                 ---------------------------------------------

     The Company hereby represents and warrants to, and agrees with, the Purchasers as follows:

     4.1. Organization, Good Standing and Qualification.  Each of the Company
          ----------------------------------------------
and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business, (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not be material to the Company. The Company has the corporate power and authority and is in possession of all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to (i) own, lease and operate its properties and to carry on its business as now being conducted and (ii) execute and deliver this Agreement and the documents and instruments contemplated hereby and to consummate the transactions contemplated hereby.

     4.2. Capitalization.
          --------------

          (a) The authorized capital stock of the Company is 60,000,000 shares, consisting of 50,000,000 shares of common stock, par value $.001 per share

("Common Stock") of which 9,282,265 shares are issued and outstanding and no
--------------
shares are held in treasury, and 10,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"), none of which are issued and outstanding.
                  ---------------
There are no outstanding shares of Series A Preferred Stock.  Schedule 4.2 lists
                                                              ------------
the options, rights and warrants of the Company issued and outstanding prior to Closing. The Company has reserved for issuance 4,391,221 shares of Common Stock upon exercise or conversion of currently outstanding shares of convertible preferred stock and rights, options, warrants and other convertible securities. The Company has no employee stock purchase plans, stock option plans or other Employee Benefit Plans. The Company has reserved for issuance 6,354,334 shares of Common Stock upon conversion of the authorized shares of Preferred Stock and the Loan Warrants and management options. Except as listed on Schedule 4.2,
                                                              ------------
there are outstanding (a) no shares of capital stock or other voting stock of the Company, (b) no securities of the Company, any Subsidiary or any Person convertible into or exchangeable for shares of capital stock or voting securities of the Company, (c) no options, warrants or other rights to acquire from the Company or any Subsidiary (including any rights issuable or issued under any shareholder rights plan or similar arrangement), and no obligations, contingent or otherwise, of the Company or any Subsidiary to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any Subsidiary, (d) no equity equivalent in the earnings or ownership of the Company, any Subsidiary or any Person or any similar rights to share earnings or ownership, and (e) no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its securities or to make any investment (by loan, capital contribution or otherwise) in any entity or Person. All outstanding options, rights and warrants have been duly and validly issued and are in full force and effect. All shares of capital stock subject to issuance upon exercise of any options, rights or warrants or otherwise, upon issuance pursuant to the instruments under which they are issuable, shall be duly authorized, validly issued, fully paid for and non-assessable and free of all preemptive rights. No outstanding options, warrants or other securities exercisable for or convertible into shares of capital stock of the Company require anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

          (b) The issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. The shares of Preferred Stock to be issued pursuant to this Agreement, upon delivery to the Purchasers of certificates therefor against payment in accordance with the terms of this Agreement, and the shares of Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the Loan Warrants, (i) will be validly issued, fully paid and non-assessable, (ii) will be free and clear of all Liens, and (iii) assuming that the representations of the Purchasers in Section 5 hereof are true and correct, will be issued in compliance with all applicable federal and state securities laws.

     4.3. Subsidiaries.  Schedule 4.3 sets forth a complete and accurate list of
          ------------   ------------
all Subsidiaries of the Company, showing (as to each such Subsidiary) the date of its incorporation, the jurisdiction of its incorporation, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders of such Subsidiaries and the number and percentage of the outstanding shares of each such class owned, directly or indirectly, by all such stockholders, including the Company. At Closing, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary (except for OnSite Colombia), is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or limitation or restriction (including restrictions on the right to vote). All outstanding shares of the capital stock of the Company and any Subsidiary have been duly authorized and validly issued and are fully paid and
non-assessable and are free of any preemptive rights.   There are no outstanding
securities of any Subsidiary convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of any Subsidiary, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating any Subsidiary to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of any Subsidiary, except for the right of first refusal contained in the Member's Agreement of OnSite Columbia, effective as of November 25, 1996.

     4.4. Partnerships, Joint Ventures.  Except as set forth on Schedule 4.4,
          ----------------------------                          ------------
the Company is not a party to, and does not hold, any equity interests in any partnership, limited partnership, limited liability company or other joint venture of any kind.

     4.5. Authorization.  The Company has all requisite corporate power and
          -------------
authority to execute and deliver this Agreement and each agreement, document or instrument adopted, entered into or delivered by it as contemplated herewith (the "Transaction Documents") and to perform its obligations hereunder and
      ---------------------
thereunder. The execution, delivery and performance of the Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate, including shareholder (if required), action on the part of the Company. Each Transaction Document to which it is a party has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     4.6. Governmental Consents.  No consent, approval, order or authorization
          ---------------------
of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the valid execution and delivery by the Company of the Transaction Documents to which it is a party, or the consummation by the Company of the transactions contemplated by the Transaction Documents to which it is a party, except for (i) filings pursuant to federal or state securities laws and (ii) the filing of registration statements with the SEC and any applicable state securities commission.

     4.7. Conformity with Law; Absence of Litigation.  To its Knowledge, the
          ------------------------------------------
Company has not violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a material effect. Except as set forth on Schedule 4.7, there are no claims,
                                         ------------
actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     4.8. Insurance.  The Company and its Subsidiaries maintain adequate
          ---------
insurance with respect to their respective businesses and are in compliance with all material requirements and provisions thereof.

     4.9. Patents and Trademarks.  The Company and its Subsidiaries have
          ----------------------
sufficient title and ownership of (or rights under license agreements to use) all patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes ("Intellectual Property") necessary for their
                                   ---------------------
businesses.  There are no outstanding
options, licenses or agreements of any kind relating to the foregoing, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes of any other Person. A list of all patents, patent applications, registered trademarks, trademark applications, registered copyrights and copyright applications owned by the Company or any of its Subsidiaries is set forth on Schedule 4.9. Within the past five years, the Company has not received
         -------------
any communications alleging that the Company or any of its Subsidiaries has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes of any other Person, nor is the Company aware of any such violations.

     4.10.     Compliance with Other Instruments and Legal Requirements.
               ---------------------------------------------------------

          (a) None of the Company or any of its Subsidiaries is in violation or default of any provisions of its certificate of incorporation, by-laws, or comparable organizational documents. None of the Company or any of its Subsidiaries is in violation or default in any respect under any provision, instrument, judgment, order, writ, decree, contract or agreement to which it is a party or by which it is bound or of any provision of any federal, state or local statute, rule or regulation applicable to the Company or any of its Subsidiaries (including, without limitation, any law, rule or regulation relating to protection of the environment and the maintenance of safe and sanitary premises) that would be material to the Company. The execution, delivery and performance of each Transaction Document and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under or give rise to any obligations under, the Certificate of Incorporation or By-Laws of the Company, or any note, bond, mortgage, indenture, lease, license, permit, contract, agreement or other instrument or obligation, decree or order to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its properties or assets is or may be bound, or violate any law, order, rule or regulation applicable to the Company or any Subsidiary, and does not require any consent, waiver or approval thereunder, or constitute an event that results in the creation of any Lien upon any assets of the Company or any of its Subsidiaries.

          (b) The Company and its Subsidiaries have all Permits of all governmental entities required to conduct their respective businesses as currently conducted.

          (c) The transactions contemplated by this Agreement and the Transaction Documents will not constitute a change of control under any Employee Benefit Plan, rights plan, contract or agreement to which it is a party, or under any law, rule or regulation to which it is subject.

     4.11.     Material Agreements; Action.  Except as set forth on Schedule
               ---------------------------                          --------
4.11, there are no material contracts, agreements, commitments, understandings
----
or proposed transactions, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound that involve or relate to: (i) any of their respective officers, directors, stockholders or partners or any Affiliate thereof; (ii) the sale of any of the assets of the Company or any of its Subsidiaries other than in the ordinary course of business; (iii) covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company or any of its Subsidiaries in any line of business or in any geographical area; (iv) the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person; (v) the borrowing of money; (vi) the expenditure of more than $50,000 in the aggregate or the performance by the Company or any Subsidiary extending for a period more than one year from the date hereof, other than in the ordinary course of business, or (vii) the license of any Intellectual Property or other material proprietary right to or from the Company or any of its Subsidiaries. There have been made available to the Purchasers and its representatives true and complete copies of all such agreements. All such agreements are in full force and effect and are the legal, valid and binding obligation of the Company or its Subsidiaries, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the Company or any of its Subsidiaries is in default under any such agreements nor is any other party to any such agreements in default thereunder in any respect.

     4.12.     Brokers' Fees. Except as set forth on Schedule 4.12, no broker,
               -------------                         -------------
finder, investment banker or other Person is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company.

     4.13.     Registration Rights.  Except as set forth in Schedule 4.13 or
               -------------------                          -------------
pursuant to the Registration Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback registration rights, to any Person.

     4.14.     Corporate Documents.  True and correct copies of the Articles of
               -------------------
Incorporation and the By-laws of the Company, as amended and as are currently in effect, have been delivered to the Purchasers.

     4.15.     Real Property.
               -------------

          (a) Schedule 4.15(a) sets forth a complete list of all real property
              ----------------
and interests in real property owned (the "Owned Properties") or leased (the "Leased Properties") by the Company and its Subsidiaries as lessee or lessor (the Leased Properties together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company
                          ----------------                           -------
Properties").  The Company Property constitutes all interests in real property
----------
currently used or currently held for use in connection with the businesses of the Company and its Subsidiaries and which are necessary for the continued operation of the businesses of the Company and its Subsidiaries as such businesses are currently conducted. The Company and its

Subsidiaries have a valid and enforceable leasehold interest under each of the leases for Leased Property (the "Real Property Leases"), and none of the Company
                                 --------------------
or any of its Subsidiaries has received any written notice of any default or event which, with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any of the Real Property Leases. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Company and its Subsidiaries are in good operating condition and repair (subject to normal wear and tear). The Company has delivered or otherwise made available to the Purchasers true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

          (b) The Company and its Subsidiaries have all certificates of occupancy and Permits of any governmental body necessary or useful for the current use and operation of each Company Property, and the Company and its Subsidiaries have fully complied with all conditions of the Permits applicable to them. No default or violation, or event which, with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit.

          (c) There does not exist any actual or threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Company or any of its Subsidiaries has received any notice, oral or written, of the intention of any governmental body or other Person to take or use all or any part thereof.

          (d) None of the Company or any of its Subsidiaries has received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

          (e) None of the Company or any of its Subsidiaries owns or holds, and is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

     4.16.     Tangible Personal Property.
               --------------------------

          (a) Schedule 4.16(a) sets forth all leases of personal property
              ----------------
("Personal Property Leases") involving annual payments in excess of $15,000
--------------------------
relating to personal property used in the business of the Company and its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the properties or assets of the Company or any of its Subsidiaries is bound. The Company has delivered or otherwise made available to the Purchasers true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements, if any, thereto.

          (b) Each of the Company and its Subsidiaries has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, and there is no default under any Personal Property Lease by the Company or any of its Subsidiaries, by any other party thereto, and no event has occurred which, with the lapse of time or the giving of notice or both would constitute a default thereunder.

          (c) Except as set forth on Schedule 4.16(c), each of the Company and
                                     ----------------
its Subsidiaries has good and marketable title to all of the items of tangible personal property reflected in the balance sheets referred to in Section 4.18 and Schedule 4.16(c) hereto with respect to OnSite Colombia (except as sold or
    ----------------
disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens. All such items of tangible personal property that, individually or in the aggregate, are material to the operation of the business of the Company and its Subsidiaries are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

          (d) All of the items of tangible personal property used by the Company and its Subsidiaries under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

     4.17.     Environmental Matters.
               ---------------------

          Except as set forth on Schedule 4.17:
                                 -------------

          (a) The operations of each of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise;

          (b) Each of the Company and its Subsidiaries has obtained all Permits required under all applicable Environmental Laws necessary to operate its business;

          (c) None of the Company or any of its Subsidiaries is the subject of any outstanding written order, agreement or arrangement with any governmental authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or
(iii) any Release or threatened Release of a Hazardous Material;

          (d) None of the Company or any of its Subsidiaries has received any written communication alleging either or both that the Company or any of its Subsidiaries may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

          (e) At Closing, none of the Company or any of its Subsidiaries has any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and has no reason to believe that such contingent liability exists;

          (f) There are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Company or any of its Subsidiaries pending or, to its Knowledge, threatened that could lead to the imposition of any liability pursuant to Environmental Law;

          (g) There is not located at any of the properties owned at any of the properties leased or operated by the Company or any of its Subsidiaries any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, any (iv) Hazardous Materials located at any Company Property (other than for Hazardous Materials used or stored by the Company or any Subsidiary in the ordinary course of business and in material compliance with applicable Environmental Laws and Permits); and

          (h) The Company has provided to the Purchasers all environmentally related audits, studies, reports, analyses and results of investigations, if any, that have been performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

     4.18.     Company SEC Reports and Financial Statements.
               --------------------------------------------

          (a) The Company has made available to Purchasers true and complete copies of all periodic reports, statements and other documents that the Company has filed with the SEC under the Exchange Act since December 31, 1996 (collectively, the "Company SEC Reports"), each in the form (including exhibits
                    -------------------
and any amendments thereto) required to be filed with the SEC. As of their respective dates, each of the Company's SEC Reports (i) complied in all respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, respectively, (ii) were filed in a timely manner, and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the audited consolidated financial statements of the Company (including any related notes and schedules thereto) included (or incorporated by reference) in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, are accurate and complete and fairly presents, in conformity with generally accepted accounting principles ("GAAP") applied on a
                                                           ----
consistent basis throughout the periods involved (except as may be noted therein), and in conformity with the SEC's Regulation S-B, the consolidated financial position of the Company and its consolidated subsidiaries as of its date and the consolidated results of operations and changes in financial position for the period then ended.

          (c) Except as and to the extent set forth (or incorporated by reference) in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (the

"Balance Sheet Date"), none of the Company or any of its Subsidiaries has
 ------------------
incurred any liability or obligation of any nature whatsoever (whether due or to become due, accrued, fixed, contingent, liquidated, unliquidated or otherwise) that would be required by GAAP to be accrued on, reflected on, or reserved against it, on a consolidated balance sheet (the "Balance Sheet") (or in the
                                                  -------------
applicable notes thereto) of the Company or any of its Subsidiaries prepared in accordance with GAAP consistently applied as of the date and for the period required.

     4.19.     Changes.  Except as set forth on Schedule 4.19, since December
               -------                          -------------
31, 1996, there has not been:

          (a) any change in the assets, liabilities, financial condition or operating results of the Company or any of its Subsidiaries, except changes in the ordinary course of business;

          (b) any damage, destruction or loss, whether or not covered by insurance;

          (c) any waiver by the Company or any of its Subsidiaries of a valuable right or of a debt owed to it outside of the ordinary course of business;

          (d) any satisfaction or discharge of any Lien or payment of any obligation by the Company or any of its Subsidiaries;

          (e) any change or amendment to a contract or arrangement by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or subject;

          (f) other than in the ordinary course of business, any material increase in excess of $15,000 annually in any compensation arrangement or agreement with any employee of the Company or any of its Subsidiaries receiving compensation;

          (g) any events or circumstances that otherwise could reasonably be expected, individually or in the aggregate, to have a material effect; and

          (h) none of the Company or any of its Subsidiaries has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or equity interests, (ii) incurred any indebtedness for money borrowed in excess of $15,000, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses not exceeding $15,000, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights for consideration in excess of $15,000 in any one transaction or series of related transactions.

     4.20.     Employee Benefit Plans.
               ----------------------

          (a) Schedule 4.20(a) contains a complete and accurate list of all
              ----------------
Company Plans and Company Benefit Arrangements.  Schedule 4.20(a) specifically
                                                 ----------------
identifies all Company Plans (if any) that are Qualified Plans.

          (b) With respect, as applicable, to Employee Benefit Plans and Benefit
Arrangements:

          (i) true, correct, and complete copies of all of the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, have been delivered to the Purchasers: (A) all documents constituting the Company Plans and Company Benefit Arrangements, including, but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (B) the most recent Forms 5500 or 5500 C/R and any financial statements attached thereto for the prior three years; (C) the most recent Internal Revenue Service (the "IRS") determination letter and
                                               ---
the latest IRS determination letter that covered the qualification of the entire Company Plan (if different), and copies of the materials submitted by the Company to obtain those letters; (D) the most recent summary plan descriptions ;
(E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement (if such documents or writings exist), (F) all reports submitted within the four years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors; (G) all notices that were given to the Company within the three years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement; and (H) employee manuals or handbooks containing personnel or employee relations policies;

          (ii) Neither the Company nor any Subsidiary has ever maintained, contributed to, or been obligated to contribute to any Qualified Plan.

          (iii) the Company and the Subsidiaries have never sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or
Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

          (iv) each Company Plan and each Company Benefit Arrangement has been operated with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws;

          (v) There are no pending claims or lawsuits by, against, or relating to any Employee Benefit Plans or Benefit Arrangements that are Company Plans or Company Benefit Arrangements that would, if successful, result in liability of the Company or any Stockholder, and no claims or lawsuits have been asserted, instituted or to the Company's Knowledge threatened by, against, or relating to any Company Plan or Company Benefit Arrangement, against the assets of any trust or other funding arrangement under any such Company Plan, by or against the Company or the Subsidiaries with respect to any Company Plan or Company Benefit Arrangement, or by or against the plan administrator or any fiduciary of any Company Plan or Company Benefit Arrangement, and the Company and the Subsidiaries do not have knowledge of any fact that could form the basis for any such claim or lawsuit. The Company Plans and Company Benefit Arrangements are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, Department of Labor, or any other governmental agency or entity;

          (vi) no Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement;

          (vii) with respect to each Company Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any liability for the Company or any Stockholder, officer, director, or employee of the Company;

          (viii) all reporting, disclosure, and notice requirements of ERISA and the Code have been fully and completely satisfied with respect to each Company Plan and each Company Benefit Arrangement;

          (ix) all amendments and actions required to bring the Company Benefit Plans into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Effective Date and (B) are disclosed on Schedule 4.20(b)(ix);
                                                  --------------------

          (x) payment has been made of all amounts that the Company and each Subsidiary is required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within 30 days of such withholding;

          (xi) except as disclosed on Schedule 4.20(b)(xi), the Company and the
                                      --------------------
Subsidiaries have not prepaid or prefunded any Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor do they provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9);

          (xii) no statement, either written or oral, has been made by the Company or the Subsidiaries to any Person with regard to any Company Plan or Company Benefit Arrangement that was not in accordance with the Company Plan or Company Benefit Arrangement and that could have an adverse economic consequence to the Company or the Subsidiaries;

          (xiii) the Company and the Subsidiaries have no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan or Benefit Arrangement that is not a Company Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or which has been or should have been sponsored or maintained) by any ERISA Affiliate;

          (xiv) all group health plans of the Company and its ERISA Affiliates have been operated in material compliance with the requirements of Sections 4980B (and its predecessor) and 5000 of the Code; and

          (xv) no employee or former employee of the Company or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (i) death or retirement benefits under a Qualified Plan, (ii) deferred compensation benefits accrued as liabilities on the Closing Statement or (iii) continuation coverage mandated under Section 4980B of the Code or other applicable law.

          (c) Schedule 4.20(c) hereto sets forth an accurate list, as of the
              ----------------
date hereof, of all officers, directors, and key employees of the Company and lists all employment agreements with such officers, directors, and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such Person as of (a) December 31, 1996 and (b) the date hereof.

          (d) Except as set forth in Schedule 4.20(d), the Company has not
                                     ----------------
declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

     4.21. Taxes.  All federal, state and local and foreign tax returns,
           -----
reports and statements required to be filed by the Company and its Subsidiaries have been filed or have been caused to be filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed and all such returns, reports and statements are true, complete and correct in all respects. All taxes, charges and other impositions due and payable by the Company and its Subsidiaries have been paid in full on a timely basis except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books and records of the Company or Subsidiary in accordance with GAAP. The provision for taxes of each of the Company and its Subsidiaries as shown in the Company SEC Reports, or other governmental filing with respect to OnSite Colombia and OnSite Venezuela, is sufficient for all unpaid taxes, charges and other impositions of any nature due or accrued as of the date thereof, whether or not assessed or disputed. Proper and accurate amounts have been withheld by the Company and its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. The Company has not received notice of any audit or of any proposed deficiencies from any governmental authority, and no controversy with respect to taxes of any type is pending or to its Knowledge threatened. Except for routine filing extensions granted as a matter of right under applicable law, none of the Company or any of its Subsidiaries has executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes, charges or other impositions. None of the Company or any of its Subsidiaries has agreed or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Further, none of the Company or any of its Subsidiaries has any obligation under any tax-sharing agreement.

     4.22.     Labor  and Employment Matters.  With respect to employees of and
               -----------------------------
service providers to the Company and the Subsidiaries: (a) the Company and the Subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have not and are not engaged in any unfair labor practice; (b) there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Company or any Subsidiary pending or, to the Company's or any Subsidiary's Knowledge, threatened before the National Labor Relations Board or any other comparable authority; (c) there is not now, nor within the past three years has there been, any labor strike, slowdown or stoppage actually pending or, to the Company's or any Subsidiary's Knowledge, threatened against or directly affecting the Company or any Subsidiary; (d) to the Company's or any Subsidiary's Knowledge, no labor representation organization effort exists nor has there been any such activity within the past three years; (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's or any Subsidiary's Knowledge, no claims therefor exist or have been threatened; (f) the employees of the Company and the Subsidiaries are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or any Subsidiary or currently being negotiated by the Company or any Subsidiary; and (g) all Persons classified by the Company or its Subsidiaries as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company and its Subsidiaries have fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

     4.23.     No Pending Transactions.  Except for the transactions
               -----------------------
contemplated by this Agreement, neither the Company nor any Subsidiary is a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in (i) the sale, merger, consolidation or recapitalization of the Company or any Subsidiary,
(ii) the sale of all or substantially all of the assets of the Company or any Subsidiary, or (iii) a change of control of more than five percent of the outstanding capital stock of the Company or any Subsidiary.

     4.24.     Disclosure. All written agreements, lists, schedules,
               ----------
instruments, exhibits, documents, certificates, reports, statements and other writings furnished to the Purchasers pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and accurate in all material respects. No representation or warranty by the Company contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by the Company to the Purchasers in connection herewith or pursuant hereto contains or will contain any untrue statement or a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to the officers and directors of the Company that has specific application to the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as such officers and directors can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or any Schedule hereto.

     4.25.     Minute Books.  The minute books of the Company and each of its
               ------------
Subsidiaries contain a complete summary of all material actions by their respective directors and stockholders since the date of their respective incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

     4.26.     Foreign Corrupt Practices.  Neither the Company nor any
               -------------------------
Subsidiary nor any of their respective officers, directors, employees or agents has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action that would cause the Company to be in violation of the U.S. Foreign Corrupt Practices Act or any law of similar effect.

     4.27.     No Undisclosed Liabilities.  Neither the Company or any
               --------------------------
Subsidiary has any obligation or liability (contingent or otherwise) that would be required to be reflected in the financial statements of the Company in accordance with GAAP except as reflected in the Company's Balance Sheet.


                                   SECTION 5

                Representations and Warranties of the Purchasers
                ------------------------------------------------

     Each of the Purchasers (severally and not jointly), hereby represents and warrants to and agrees with the Company, as follows:

     5.1. Accredited Investor; Experience; Risk.
          -------------------------------------

     (a) Such Purchaser is an accredited investor and has been advised and understands that the Preferred Stock has not been registered under the Securities Act, on the basis that no public offering of the Preferred Stock is to be effected, except in compliance with the applicable securities laws and regulations or pursuant to an exemption therefrom; provided, however, that nothing in this
                                    --------- --------
Section 5.1 shall limit the Purchasers right to convert the Preferred Stock for Common Stock as set forth in this Agreement, the Registration Rights Agreement, or the Certificates of Designation

     (b) Such Purchaser is purchasing the Preferred Stock for investment purposes, for its own account and not with a view to, or for sale in violation of federal or state securities laws.

     (c) Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Preferred Stock pursuant to this Agreement.

     (d) The certificates representing the Preferred Stock and any Conversion Shares shall bear a legend evidencing such restriction on transfer substantially in the following form:

     "The securities represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended (the "Act") or the securities laws of any state and may not be sold or transferred except pursuant to registration under the Act or an exemption therefrom."

     5.2. Investment.  Such Purchaser is acquiring the Preferred Stock for
          ----------
investment purposes only, for its own account and not as a nominee or agent for any other Person, and not with a view to, or for resale in violation of applicable law.

     5.3. Authorization.  Such Purchaser has all requisite power and authority
          -------------
to execute and deliver this Agreement and each of the Transaction Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Agreement and the transactions contemplated hereby have been duly authorized by all necessary, action on the part of such Purchaser. Each Transaction Document to which it is a party has been duly and validly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     5.4. Governmental Consents.  No consent, approval, order or authorization
          ---------------------
of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of such Purchaser is required in connection with the valid execution and delivery by such Purchaser of the Transaction Documents to which it is a party, or the consummation by such Purchaser of the transactions contemplated by the Transaction Documents to which it is a party, except for such filings as have been made prior to the Closing.

     5.5. Organization, Good Standing and Qualification.  Such Purchaser (i) is
          ----------------------------------------------
an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business, (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not be material to the Purchaser. Such Purchaser has the power and authority and is in possession of all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to (i) own, lease and operate its properties and to carry on its business as now being conducted and (ii) execute and deliver this Agreement and the documents and instruments contemplated hereby and to consummate the transactions contemplated hereby.


                                   SECTION 6

                      Conditions to Closing of Purchasers
                      -----------------------------------

     Each Purchaser's obligation to purchase the Preferred Stock at the Closing is, at the option of such Purchaser, subject to the fulfillment on or prior to the Closing Date of the following conditions:

     6.1. Representations and Warranties Correct.  The representations and
          --------------------------------------
warranties made by the Company in Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date.

     6.2. Covenants.  All covenants, agreements and conditions contained in this
          ---------
Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all respects.

     6.3. Opinion of Company's Counsel.  The Purchasers shall have received from
          ----------------------------
Axelrod, Smith & Kirshbaum, counsel to the Company, an opinion addressed to the Purchasers, dated the Closing Date, that is customary for a transaction of this type.

     6.4. No Material Adverse Change.  Since December 31, 1996, there shall not
          --------------------------
have occurred any events or circumstances that could reasonably be expected, individually or in the aggregate, to have a material effect.

     6.5. Certificates of Designation.  Each of the Series B Certificate of
          ---------------------------
Designation and the Series C Certificate of Designation shall have been duly adopted and executed by the Company and filed with the Nevada Secretary of State.

     6.6. State Securities Laws.  All registrations, qualifications and Permits
          ---------------------
required under applicable state securities laws, if any, shall have been obtained for the lawful execution, delivery and performance of this Agreement.

     6.7. Issuance of Shares.  The Company shall have issued (i) 3,771,421
          ------------------
shares of Series B Convertible Preferred Stock and (ii) 400,000 shares of Series C Preferred Stock at the Closing pursuant to this Agreement, and shall have delivered to each Purchaser a stock certificate or certificates representing such Preferred Stock.

     6.8. Certificates.  Each of the Purchasers shall have received a
          ------------
certificate of the President or a Vice President of the Company to the effect set forth in Sections 6.1, 6.2 and 6.4.

     6.9. Registration Rights Agreement.  The Company and all other parties
          -----------------------------
thereto shall have executed and delivered the Registration Rights Agreement in the form of Exhibit B hereto to Purchasers.
            ---------

     6.10.     Loan Agreement.  The Company shall have executed and delivered
               --------------
the Loan Agreement to Purchasers.

     6.11.     Conditions to Closing on Loan Agreement.  All of the conditions
               ---------------------------------------
to closing on the Loan Agreement shall have been satisfied or waived.

     6.12.     Loan Warrants.  The Company shall have executed and delivered the
               -------------
Loan Warrants to Purchasers.

     6.13.     Parker Transaction.  All of the conditions to closing with
               ------------------
respect to the Company's purchase of Parker's 50% interest in OnSite and repayment in full the outstanding balance owed by the Company to an affiliate of Parker pursuant to a loan agreement and term note dated as of December 19, 1996 (including without limitation repurchasing warrants to purchase 300,000 shares of the Company's Common Stock issued pursuant to that loan agreement) shall have been satisfied or waived.

     6.14.     Fairness Opinion.  The Company shall have received a fairness
               ----------------
opinion from George K. Baum & Company on the transactions contemplated hereby.

     6.15.     Co-Sell Agreement. James S. Percell, Chairman and Chief Executive
               -----------------
Officer of the Company, and all other parties thereto shall have executed and delivered a co-sell agreement in the form attached hereto as Exhibit D (the "Co-
                                                             ---------
Sell Agreement").

                                   SECTION 7

                      Conditions to Closing of the Company
                      ------------------------------------

     The Company's obligation to issue and sell the Preferred Stock at the Closing is, at the option of the Company, subject to the fulfillment of the following conditions:

     7.1. Representations.  The representations and warranties made by the
          ---------------
Purchasers in Section 5 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date.

     7.2. Purchase Price.  The Purchasers shall have tendered the purchase price
          --------------
for the Preferred Stock of Eight Million Dollars ($8,000,000).

     7.3. Certificate.  The Company shall have received a certificate from the
          -----------
Purchasers to the effect set forth in Section 7.1.

     7.4. Opinion of Counsel.  The Company shall have received from Wilmer,
          ------------------
Cutler & Pickering, counsel to Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P., an opinion addressed to the Company, dated the Closing Date, that is customary for a transaction of this type.

     7.5. State Securities Laws.  All registrations, qualifications and Permits
          ---------------------
required under applicable state securities laws, if any, shall have been obtained for the lawful execution, delivery and performance of this Agreement.

     7.6. Registration Rights Agreement.  The Purchasers and the Company shall
          -----------------------------
have executed and delivered the Registration Rights Agreement in the form of

Exhibit B hereto to the Company.
---------

     7.7. Loan Agreement.  The Company and all other parties thereto shall have
          --------------
executed and delivered the Loan Agreement and funding shall have occurred thereunder.

     7.8. Conditions to Closing on Loan Agreement.  All of the conditions to
          ---------------------------------------
closing on the Loan Agreement shall have been satisfied or waived.

     7.9. Parker Transaction.  All of the conditions to closing with respect to
          ------------------
the Company's purchase of Parker's 50% interest in OnSite and repayment in full the outstanding balance owed by the Company to an affiliate of Parker pursuant to a loan agreement and term note dated as of December 19, 1996 (including without limitation repurchasing warrants to purchase 300,000 shares of the Company's Common Stock issued pursuant to that loan agreement) shall have been satisfied or waived.

     7.10.     Fairness Opinion.  The Company shall have received a fairness
               ----------------
opinion from George K. Baum & Company on the transactions contemplated hereby.

     7.11.     Co-Sell Agreement. The Purchasers shall have executed and
               -----------------
delivered the Co-Sell Agreement to James S. Percell, Chairman and Chief Executive Officer of the Company.

     7.12.     Newpark Letter Agreement.  The Company shall have received a
               ------------------------
letter agreement from Newpark Resources, Inc. ("Newpark") stating that Newpark will not make or participate in any tender offer for, or obtain control of, the Company for a period of two (2) years from the Closing Date.


                                  SECTION 8

                            Covenants of the Company
                            ------------------------

     8.1. Information.  Commencing on the Closing Date  and continuing so long
          -----------
as any shares of Preferred Stock remain outstanding (or such earlier time as provided below), the Company shall deliver to the Purchasers the information specified in this Section 8.1 unless any such Purchaser at any time specifically requests that such information not be delivered to it:

          (a) Quarterly Financial Statements.  As soon as available, but in any
              ------------------------------
event not later than forty-five (45) days after the end of each quarterly fiscal period (other than the last quarterly fiscal period in any fiscal year of the Company), the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such period and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such period and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form (i) the figures as of the end of and for the comparable periods of the preceding fiscal year and (ii) the figures reflected in the operating budget (if any) for such period as specified in the financial plan of the Company. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods reflected therein except as stated therein.

          (b) Annual Financial Statements.  As soon as available, but in any
              ---------------------------
event within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheets of the Company and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the immediately preceding fiscal year, accompanied (in the case of the audited consolidated financial statements) by an opinion of an accounting firm of recognized national standing selected by the Company, which opinion shall state that such accounting firm's audit was conducted in accordance with generally accepted auditing standards. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods reflected therein except as stated therein.

          (c) Material Litigation.  Within twenty (20) days after the Company
              -------------------
learns of the commencement or written threat of commencement of any litigation or proceeding against the Company, any of its Subsidiaries or any of the Partnerships or any of their respective assets that could reasonably be expected to have a material effect, written notice of the nature and extent of such litigation or proceeding.

          (d) Material Agreements.  Within five (5) days after the expiration of
              -------------------
the applicable cure period, if any, or if no such cure period exists within five
(5) days after the receipt by the Company of written notice of a default by the Company or any of its Subsidiaries under any material contract, agreement or document to which it is a party or by which it is bound, written notice of the nature and extent of such default.

          (e) Other Reports and Statements.  Promptly upon any distribution to
              ----------------------------
its stockholders generally, to its directors or to the financial community of an annual report, quarterly report, proxy statement, registration statement or other similar report or communication, a copy of each such annual report, quarterly report, proxy statement, registration statement or other similar report or communication and promptly upon filing by the Company with the SEC or with The National Market System, Inc., the National Association of Securities Dealers, Inc. or any national securities exchange or other market system of any all regular and other reports or applications, a copy of each such report or application; and a copy of such report or statement and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company.

          (f) Accountants' Management Letters, Etc.  Promptly after receipt by
              -------------------------------------
the Company, copies of all accountants' management letters and all management and board responses to such letters, and copies of all certificates as to compliance, defaults, material adverse changes, material litigation or similar matters relating to the Company and its Subsidiaries, which shall be prepared by the Company or its officers and delivered to the third parties.

          (g) Stockholders' Lists.  Within sixty (60) days after the end of each
              -------------------
fiscal year, a stockholders' list, showing the authorized and outstanding shares by class (including the Common Stock equivalents of any convertible security), the holders of all outstanding shares (both before giving effect to dilution and on a fully diluted basis) and all outstanding options, warrants and convertible securities, and detailing all options and warrants granted, exercised or lapsed (including in each case, without limitation, all option and warrant exercise prices, stock issuance prices' and other terms) and all shares issued or sold (whether to directors or managers, in connection with financing or otherwise).

     8.2. Regulatory Matters.  Each of the Company and Purchasers will (i) make
          ------------------
on a prompt and timely basis all governmental or regulatory notifications, filings or submissions, as necessary for the consummation of the transactions contemplated hereby, including any filings required pursuant to the Hart-Scott-Rodino Antitrust Act, if required, (ii) use all reasonable efforts to cooperate with the other and its representatives in (A) determining which notifications, filings and submissions are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to he obtained prior to the Closing Date from, any governmental authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) timely making of all such notifications, filings or submissions and timely seeking all such consents, approvals, permits or authorizations, and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other reasonable things necessary or appropriate to consummate the transactions contemplated by this Agreement. The Purchasers shall have no obligation to expend any funds in connection with the action to be taken by the Company pursuant to this section; provided however that Purchasers shall pay their own attorney fees, if any.

     8.3. Access.  So long as the Purchasers hold at least fifteen percent (15%)
          ------
of the Preferred Stock purchased hereunder, subject to the provisions of Section
8.5 hereof, upon the written request of the Purchasers, the Company shall afford the Purchasers and its accountants, counsel and other representatives, full access during normal business hours to all of its properties, books, contracts, commitments and records, permit them to copy or make extracts therefrom and, the Company shall furnish promptly to Purchasers all information concerning its business, properties and personnel as Purchasers may reasonably request;

provided, however, that no investigation pursuant to this Section 8.3 shall
--------  -------
affect any representations or warranties of either party hereunder.

     8.4. Directors' and Officers' Insurance.  The Company shall maintain a
          ----------------------------------
directors' and officers' liability insurance policy providing coverage in the amount of not less than $1 million and having such other terms as are reasonably acceptable to Purchasers.

     8.5. Confidentiality.  From and after the date of this Agreement, each of
          ---------------
the Company and Purchaser agree to hold, and will cause its employees, agents and representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of their counsel, by other requirements of law, information furnished by the Company, on the one hand, to Purchaser and information furnished by Purchaser, on the other hand, to the Company in connection with the transactions contemplated by this Agreement, and each of such persons agree that they shall not release or disclose such information to any other person, except their respective officers, directors, partners, employees, auditors, attorneys, financial advisors and other consultants, advisors and representatives who need to know such information and who have been informed of the confidential nature of such information and have been directed to treat such information as confidential. The foregoing provisions of this Section 8.5 shall not apply to any such information which (i) becomes generally available to the public other than as a result of a disclosure by any person bound hereunder, (ii) was available to a person bound hereunder on a non-confidential basis prior to its disclosure hereunder, or (iii) becomes available to any person bound hereunder on a non-confidential basis by virtue of the disclosure thereof by a source other than the party providing such information in reliance upon the protection of confidentiality reposed hereby.

     Notwithstanding anything herein to the contrary, from and after the date of this Agreement, if either party to this Agreement or any agreement contemplated herein shall be required by law to file as part of any public record this Agreement or the agreements relating to any transactions contemplated hereby, both parties shall jointly identify those provisions, if any, of such agreements that shall remain confidential and shall request and seek confidential treatment of those provisions in accordance with the applicable provisions of any applicable law, rule or regulation, and shall take all reasonable actions necessary to secure such confidential treatment.



     8.6. Shelf Registration.
          ------------------

          (a) Prior to March 1, 1998, the Company shall prepare and file with the SEC a Registration Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (a "Shelf
                                                                -----
Registration") registering the resale from time to time by Purchasers and their
------------
transferees and distributees of all of the Registrable Securities (the "Initial
                                                                        -------
Shelf Registration").  The Registration Statement for any Shelf Registration
------------------
shall be on Form S-3 or another appropriate form permitting registration of such Registrable Securities for resale by Purchasers and their transferees and distributees in the manner or manners designed by them. The Company shall use its best efforts to cause the Initial Shelf Registration to become effective under the Securities Act as promptly as is practicable and to keep the Initial Shelf Registration continuously effective under the Securities Act until the end of the Effectiveness Period. If the Company fails to file the Initial Shelf Registration prior to March 1, 1998, then, unless such a delay is attributable to any Purchaser not timely providing information reasonably requested by the Company, a dividend shall be payable upon the Preferred Stock of 7% per annum until such Initial Shelf Registration is filed. In such instance, upon filing such Initial Shelf Registration, the dividend shall revert to 0%. Notwithstanding the foregoing, until the Initial Shelf Registration is declared effective by the Securities and Exchange Commission, no shares of Preferred Stock shall be converted pursuant to the Series B Certificate of Designation.

          (b) If the Initial Shelf Registration or any Subsequent Shelf Registration (as defined below) ceases to be effective for any reason at any time during the Effectiveness Period (other than because all Registrable Securities shall have been sold or shall have ceased to be Registrable Securities), the Company shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within thirty days of such cessation of effectiveness amend the Shelf Registration in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional Shelf Registration covering all of the Registrable Securities (a "Subsequent Shelf
                                                            ----------------
Registration").  If a
-------------

Subsequent Shelf Registration is filed, the Company shall use all reasonable efforts to cause the Subsequent Shelf Registration to become effective as promptly as is practicable after such filing and to keep such Registration Statement continuously effective until the end of the Effectiveness Period.

          (c) The Company shall supplement and amend the Shelf Registration if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration, if required by the Securities Act or the SEC, or if reasonably requested by Purchasers.

          (d) From time to time, the Company shall prepare and file with the SEC a post-effective amendment to the Shelf Registration or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or any other required document, so that such Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and so that, as thereafter delivered to purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provide Purchasers copies of any documents filed in such numbers as Purchasers shall reasonably request; and inform Purchasers that the Company has complied with its obligations and that the Registration Statement and related Prospectus may be used for the purpose of selling all or any of such Registrable Securities (or that, if the Company has filed a post-effective amendment to the Shelf Registration which has not yet been declared effective, the Company will notify Purchasers to that effect, will use its best efforts to secure promptly the effectiveness of such post-effective amendment and will immediately so notify Purchasers when the amendment has become effective).

     8.7. Foreign Corrupt Practices.  Neither the Company nor any Subsidiary nor
          -------------------------
any of their respective officers, directors, employees or agents will offer or agree to offer anything of value to any governmental official, political party or candidate for government office nor will it otherwise take any action that would cause the Company to be in violation of the U.S. Foreign Corrupt Practices Act or any law of similar effect.

     8.8. Issuance of Additional Warrants.  Upon the earlier of (i) an Event of
          -------------------------------
Default (as defined in the Loan Agreement) or (ii) twenty six (26) months after the Closing Date, the Company shall issue an additional warrant to each Purchaser in the same amount as the Warrant received on the Closing Date; provided, however, that if the Loans (as defined in the Loan Agreement) are
--------  -------
paid in full prior to twenty six (26) months after the Closing Date, the Company will not be obligated to issue any additional warrants under this Agreement.

                                   SECTION 9

                                 Miscellaneous
                                 -------------

     9.1. Amendment; Waiver.  Neither this Agreement nor any provision hereof
          -----------------
may be amended, modified, supplemented or waived, except by a written instrument executed by (i) the Company and (ii) the Purchasers.

     9.2. Notices.  Any notices or other communications required or permitted
          -------
hereunder shall be sufficiently given if in writing and delivered in Person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:



          (a)  if to the Company:

               Environmental Safeguards, Inc.
               2600 South Loop West, Suite 645
               Houston, TX 77054
               Attn:  James S. Percell
               Telephone No.:   713-641-3838
               Facsimile No.:    713-641-0756

               with a copy to:

               Axelrod, Smith & Kirshbaum
               5300 Memorial, Suite 700
               Houston, TX 77007
               Attn:  Robert D. Axelrod, Esq.
               Telephone No.:  713-861-1996
               Facsimile No.:   713-552-0202

          (b)  if to the Purchasers:

               c/o Cahill, Warnock & Company
               One South Street, Suite 2150
               Baltimore, Maryland 21202
               Attn: David L. Warnock
               Telephone No.: 410-895-3800
               Facsimile No.:  410-895-3805
               and

               Newpark Resources, Inc.
               3850 N. Causeway
               Suite 1770
               Metairie, LA  70002-1756
               Telephone No.: 504-838-8222
               Facsimile No.: 504-833-9506
               Attn: James Cole

               and

               James H. Stone
               Stone Energy
               909 Poydras Street, Suite 2650
               New Orleans, LA  70112

               with a copy to:

               Wilmer, Cutler & Pickering
               100 Light Street
               Baltimore, MD 21202
               Attn: George P. Stamas, Esq.
               Telephone No.:   410-986-2800
               Facsimile No.:    410-986-2828

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

     9.3. Severability.  Whenever possible, each provision of this Agreement
          ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     9.4. Successors and Assigns.  Except as otherwise provided herein, the
          ----------------------
provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto.

     9.5. Survival of Representations, Warranties and Covenants. All
          -----------------------------------------------------
representations and warranties made in, pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of any Purchaser, and the sale and purchase of the Preferred Stock and payment therefor for a period of two (2) years; provided, however, that the representations and warranties made in
       --------  -------
Sections 4.17 (Environmental), 4.20 (Benefits) and 4.21 (Taxes) shall survive the applicable statutory period of limitations with respect to any liabilities covered thereby.

     9.6. Entire Agreement.  This Agreement and the other documents delivered
          ----------------
pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written (including, without limitation, the Series B Convertible Preferred Stock Purchase Agreement, dated November 17,
1997), among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

     9.7. Choice of Law.  This Agreement shall be governed by, and construed in
          -------------
accordance with, the laws of the State of Maryland, without regard to principles of conflict of laws.

     9.8. Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

     9.9. Costs and Expenses.  The Company and Purchasers shall each pay their
          ------------------
own respective fees and disbursements incurred in connection with this Agreement; provided, however, that the Company shall pay all fees and expenses
           --------  -------
of any required governmental filings or other filings.

     9.10. No Third-Party Beneficiaries.  Nothing in this Agreement will
           ----------------------------
confer any third party beneficiary or other rights upon any Person (specifically including any employees of the Company and its Subsidiaries) or entity that is not a party to this Agreement.

     9.11. Indemnification.
           ---------------

          (a) The Company agrees to indemnify and hold harmless the Purchasers and their Affiliates, and their respective partners, co-investors, officers, directors, employees, agents, consultants, attorneys and advisers (each, an

"Indemnified Party"), from and against any and all actual losses, claims,
------------------
damages, liabilities, costs and expenses (including, without limitation, environmental liabilities, costs and expenses and all reasonable fees, expenses and disbursements of counsel), joint or several (hereinafter collectively referred to as a "Loss"), which may be
                  ----
incurred by or asserted or awarded against any Indemnified Party in connection with or in any manner arising out of or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or any use made or proposal to be made with the proceeds of the Purchasers' purchase of the Preferred Stock pursuant to this Agreement, whether or not such investigation, litigation or proceeding is brought by the Company, any of its Subsidiaries, shareholders or creditors, whether or not any of the transactions contemplated by this Agreement or the other Transaction Documents are consummated, except to the extent such Loss is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

          (b) An Indemnified Party shall give written notice to the Company of any claim with respect to which it seeks indemnification within ten (10) days after the discovery by such parties of any matters giving arise to a claim for indemnification pursuant to Section 9.11(a); provided that the failure of any
                                             --------
Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 9.11, except to the extent that the Company is actually prejudiced by such failure to give notice. In case any such action or claim is brought against any Indemnified Party, the Company shall be entitled to participate in and, unless in the reasonable good faith judgment of the Indemnified Party a conflict of interest between such Indemnified Party and the Company may exist in respect of such action or claim, to assume the defense thereof, with counsel satisfactory to the Indemnified Party and after notice from the Company to the Indemnified Party of its election so to assume the defense thereof, the Company shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. In any event, unless and until the Company elects in writing to assume and does so assume the defense of any such action or claim the Indemnified Party's costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Losses subject to indemnification hereunder. If the Company elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The Company shall not be liable for any settlement of any action or claim effected without its written consent. Anything in this Section 9.11 to the contrary notwithstanding, the Company shall not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof that imposes any future obligation on the Indemnified Party or that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

          [Remainder of Page Intentionally Left Blank]

                         SERIES B CONVERTIBLE PREFERRED
                             AND SERIES C PREFERRED
                    STOCK PURCHASE AGREEMENT SIGNATURE PAGE


     IN WITNESS WHEREOF, the Company and the Purchasers have caused this Agreement to be executed effective as of the date first above written.

THE COMPANY:

                    ENVIRONMENTAL SAFEGUARDS, INC.


                    By: /s/ James S. Percell
                       ---------------------------------------------
                        Name:   James S. Percell
                        Title:  Chairman and Chief Executive Officer



PURCHASERS:

                    CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P.
                    By:  CAHILL WARNOCK STRATEGIC PARTNERS, L.P.,
                    its General Partner


                    By: /s/ David L. Warnock
                       ---------------------------------------------
                        Name:  David L. Warnock
                        Title:    a General Partner


                    STRATEGIC ASSOCIATES, L.P.
                    By:  CAHILL, WARNOCK & COMPANY, LLC,
                    its General Partner


                    By: /s/ David L. Warnock
                       ---------------------------------------------
                       Name:  David L. Warnock
                       Title:    Managing Member

                    NEWPARK RESOURCES, INC.


                    By: /s/ James D. Cole
                       ---------------------------------------------
                        Name:  James D. Cole
                        Title: Chairman of the Board, President and
                                Chief Executive Officer


                    JAMES H. STONE

                    /s/ James H. Stone
                    ------------------------------------

                                   EXHIBIT A
                                   ---------



Name                          Total Number of Shares   Total Cost
----                          ----------------------   ----------

                              Series B     Series C

Cahill, Warnock Strategic
Partners Fund, L.P.           1,722,900    182,732  $3,654,642.86
                              ---------    -------  -------------

Strategic Associates, L.P.       95,464     10,125  $  202,500.00
                              ---------    -------  -------------

Newpark Resources, Inc.       1,885,711    200,000  $4,000,000.00
                              ---------    -------  -------------

James H. Stone                   67,347      7,143  $  142,857.14
                              ---------    -------  -------------

                                   EXHIBIT B
                                   ---------

                         Registration Rights Agreement

                                   EXHIBIT C
                                   ---------

      Certificate of Designation of Series B Convertible Preferred Stock

                                  EXHIBIT C-1
                                  -----------

             Certificate of Designation of Series C Preferred Stock

                                   EXHIBIT D
                                  ----------

                               Co-Sale Agreement

                                       41